Exhibit 99.1

POWER MEDICAL INTERVENTIONS, INC. RECEIVES FAVORABLE NASDAQ DECISION

LANGHORNE, Pa., March 24, 2009— Power Medical Interventions, Inc. (NasdaqGM:PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced that the NASDAQ Listing Qualifications Panel has granted the company’s request to transfer its listing from The NASDAQ Global Market to The NASDAQ Capital Market, which will take effect with the open of trading on Wednesday, March 25, 2009.  The company’s continued listing on The NASDAQ Capital Market is subject to its compliance with all requirements for continued listing on that market, including the $2.5 million stockholders’ equity requirement, by May 20, 2009.  The company’s shares will continue to trade under the symbol PMII.

The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market, provided, however, that in some cases, it has different continued listing requirements.  All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

The listing transfer is in response to correspondence from The NASDAQ Stock Market LLC which, as previously announced, notified the company that it was not in compliance with certain of the requirements for continued listing on The NASDAQ Global Market.  The company expects to comply with all applicable requirements for continued listing on The NASDAQ Capital Market by May 20, 2009; however, there can be no assurance that the company will be able to do so.

About Power Medical Interventions, Inc.

Power Medical Interventions®, Inc. is the world’s only provider of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques to benefit surgeons, patients, hospitals and healthcare networks. PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean. The company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2008.

Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Contacts:

Power Medical Interventions, Inc.

Brian M. Posner, Chief Financial Officer

267-775-8100

Vida Communication

Tim Brons (media)

415-675-7402

tbrons@vidacommunication.com

Stephanie Diaz (investors)

415-675-7401

sdiaz@vidacommunication.com